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EXHIBIT 21

VARIAN MEDICAL SYSTEMS, INC.
LIST OF SUBSIDIARIES

Name	State or Other Jurisdiction of Incorporation
Varian Associates Limited	USA, CA
Varian BioSynergy, Inc.	USA, DE
Varian Medical Systems Latin America, Ltd.	USA, DE
Varian Oncology Systems China, Ltd.	USA, DE
Varian Medical Systems India Pvt. Ltd.	USA, DE
Varian Medical Systems Pacific, Inc.	USA, DE
Varian Medical Systems Canada, Inc.	USA, DE
Page Mill Corporation	USA, MA
Mansfield Insurance Company	USA, VT
Varian Medical Systems Australasia Pty Ltd.	Australia
Varian Medical Systems Gesellschaft m.b.H.	Austria
Varian Medical Systems Belgium N.V.	Belgium
Varian Medical Systems Brazil Limitada	Brazil
Varian Medical Systems Scandinavia AS	Denmark
Varian Medical Systems Finland OY	Finland
Varian Medical France S.A.S.	France
Varian Medical Systems Deutschland G.m.b.H.	Germany
Varian Medical Systems Haan G.m.b.H.	Germany
VMS Deutschland Holdings G.m.b.H.	Germany
Varian Medical Systems Italia S.p.A.	Italy
Varian Medical Systems K.K.	Japan
Varian FSC B.V.	Netherlands
Varian Medical Systems Nederland B.V.	Netherlands
Varian Medical Systems Iberica S.L.	Spain
Varian Medical Systems International A.G.	Switzerland
Varian Medical Systems Imaging Laboratory GMBH	Switzerland
Varian Medical Systems UK Ltd.	United Kingdom
Varian TVT Limited (not active)	United Kingdom
Varian Philippines, Ltd. (not active)	USA, DE
Varian Medical Systems Technologies, Inc. (not active)	USA, DE

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  EXHIBIT 21
VARIAN MEDICAL SYSTEMS, INC. LIST OF SUBSIDIARIES